Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (“Amendment”) to the Amended and Restated Employment Agreement dated as of July 5, 2010 (“Agreement”) by and between YOUNG INNOVATIONS, INC., a Missouri corporation, (“Employer”) and Joshua A. McKey, of Edwardsville, Illinois (“Employee”) is entered into as of May 12, 2011.  Capitalized terms herein have the meaning set forth in the Agreement.

The Employer and Employee intending to be legally bound, hereby agree to the amend the Agreement as follows pursuant to an in accordance with Section 10(f) of the Agreement:

1.	Section 7(h) is hereby amended and restated in its entirety as follows:

NON-SOLICITATION. Employee agrees that during the term of his employment and for the one (1) year period following the termination, he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Employee. Employee also specifically agrees that he will not directly or indirectly solicit any other employee to leave the employ of Employer or to carry out, directly or indirectly, any such activity; provided, however, that Employee shall not be in violation of this provision if an employee decides to join the new employer of Employee if Employee did not intentionally direct or solicit such employee to leave.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first above written.

EMPLOYER
YOUNG INNOVATIONS, INC.

By:  /s/ Arthur L. Herbst, Jr.

Its:  President and Chief Financial Officer

EMPLOYEE

By:  /s/ Joshua A. McKey